Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment No. 213 to the Registration Statement (Form N-1A, No. 2-89729) of Morgan Stanley Institutional Fund Trust and to the incorporation by reference of our report, dated November 25, 2019, on High Yield Portfolio, included in the Annual Report to shareholders for the fiscal year ended September 30, 2019.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

November 13, 2020